EXHIBIT 99.1

Havertys Reports Participation in KeyBanc Capital Markets Consumer Conference and Updates Fourth Quarter Sales Information

ATLANTA, GEORGIA, December 6, 2016 – HAVERTYS (NYSE: HVT and HVT.A) will be participating in the KeyBanc Capital Markets Consumer Conference on December 7, 2016. Members of Havertys' senior management are scheduled to meet with interested parties and discuss the Company's operations. In anticipation of these meetings, the Company also today released updated sales information.

Havertys sales for the fourth quarter to date of 2016 are up approximately 1.1% over the same period last year and comparable store sales are up 1.4%. Written sales for the fourth quarter to date of 2016 are up approximately 4.5% over the same period last year and written comparable store sales are up approximately 4.7%.

Clarence H. Smith, chairman, president and CEO, said, "We have had good results since the election but as noted in our last release, Hurricane Matthew negatively impacted our business early in the quarter. Considering the increase in consumer spending around traditional holiday sales events, we place additional emphasis on reaching our target customer with marketing plans highlighting great products at distinct values. Our written business for the four-day Thanksgiving holiday sales period was up approximately 14.3% in total and 16.0% for comparable stores versus the same period last year. We have accelerated receipt of merchandise from vendors and should deliver strong volume to customers for the rest of December."

The Company plans to release fourth quarter 2016 sales on Monday, January 9, 2017, before the market opens and fourth quarter financial results on Monday, February 20, 2017, after the market closes.

Havertys (NYSE:  HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 123 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the Company's website havertys.com.

News releases include forward-looking statements, which are subject to risk and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's report filed with the SEC.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

Source:  Havertys